EXHIBIT 10(i)

                        A G R E E M E N T




          This Agreement, dated as of February 17, 1995, is made between and among NEWCEN COMMUNITIES, INC., a Florida corporation (hereinafter referred to as "Borrower"), and CV Reit, Inc., a Delaware corporation, (hereinafter referred to as "Lender") and Hilcoast Development Corp, a Delaware corporation.


          WHEREAS, Lender is desirous of lending an additional $2,000,000.00 through July 31, 1995 under the existing Construction Loan (that certain Promissory Note in the original principal amount of $3,000,000.00/"Mortgages" as referred to in that certain Second Modification of Existing Notes and Mortgages recorded in Official Records Book 19737, at Page 647 of the Public Records of Broward County, Florida) between Lender and the assignee Borrower (notwithstanding any limitations set forth in the mortgage), and


          WHEREAS, Borrower is willing to accept said
$2,000,000.00 as additional funds tendered pursuant to the Construction Loan, and


          WHEREAS, the parties mutually intend that said additional funds be utilized by Borrower for the sole purpose of prepayment of the $2,000,000.00 principal due and payable on July 31, 1995 of that certain Promissory Note dated July 31, 1992 in the amount of $2,835,000.00 wherein Hilcoast Development Corp. (the parent corporation of NewCen Communities, Inc.) is the Maker and Jerry Markowitz, Escrow Agent, is the Payee,


          WHEREAS, the parties mutually intend that said funds be allocated a lesser interest rate through July 31, 1995.


          NOW THEREFORE, for and in consideration of $10.00, in hand paid and other good and sufficient consideration, each party to the other, the parties intending to be legally bound, agree as follows:







                           page 2 of 3



1.   Effective February 17, 1995, Lender shall tender and
     Borrower shall accept, the sum of $2,000,000.00.


2. From said effective date, through and including July 31, 1995, the interest rate payable by Borrower to Lender on said sum shall be equal to one-half of one percent (1/2 of 1%) per annum over the prime rate (the prime rate of interest per annum announced from time to time by the Wall Street Journal).


3. Commencing August 1, 1995, the interest rate payable by Borrower to Lender and all other loan terms shall be that which is declared under the terms and conditions of the Construction Loan, that certain Restated Loan Agreement, dated July 31, 1992, and all subsequent agreements related thereto.


4. This shall not alter the maturity date or the amount of the line of credit of the Construction Loan or any of its terms, other than as recited, above.


          IN WITNESS WHEREOF, this agreement has been duly executed as of the date first above written.


                                   BORROWER:

                                   NEWCEN COMMUNITIES, INC.
                                   a Florida corporation
Signed, sealed and
delivered in the                   By: /s/ Jack Jaiven
presence of:                       _______________________

                                   Title:  Vice President
/s/ Marie LaMazza                  _______________________
_________________

/s/ Donna K. Wist
_________________
                                        (corporate seal)








                           page 3 of 3



                                   LENDER:

                                   CV REIT, INC.,
                                   a Delaware corporation
Signed, sealed and
delivered in the                   By: /s/ ALVIN WILENSKY
 presence of:                       ______________________

                                   Title:  President
/s/ Alyce Drakulich                 ______________________
___________________

/s/ Terri Windle
___________________
                                   (corporate seal)






                                   HILCOAST DEVELOPMENT CORP.,
                                   a Delaware corporation
Signed, sealed and
delivered in the                   By: /s/ Jack Jaiven
presence of:                        ___________________________

                                   Title:  Exec Vice President
/s/ Marie LaMazza                   ___________________________
_________________

/s/ Donna K. Wist
_________________                       (corporate seal)













                                           EXHIBIT 10(ii)


                         PROMISSORY NOTE


U.S. $5,000,000.00                                March 31, 1995

     FOR VALUE RECEIVED, C.V.P. COMMUNITY CENTER, INC.'s, a Florida corporation (hereinafter referred to as the "Maker"), promises to pay to the order of HILCOAST DEVELOPMENT CORP., a Delaware corporation (hereinafter referred to as the "Payee"), the principal sum of FIVE MILLION AND NO/100 DOLLARS (U.S. $5,000,000.00), or so much thereof as shall have been advanced by the Payee to the Maker and shall then be outstanding, together with interest thereon as hereinafter set forth.

     I. Interest. During the period commencing on the date hereof and ending on and including the Maturity Date of this Note, the principal balance outstanding hereunder shall bear interest at the rate of ten percent (10%) per annum computed on the basis of a 365 day year for the actual number of days outstanding. Interest computed as aforesaid shall be payable quarterly in arrears on the first day of each calendar quarter during the term of this Note, commencing on the first day of July, 1995.

     II. Maturity Date. The Maker agrees to pay the entire outstanding principal balance of the indebtedness evidenced by this Note together with all accrued but unpaid interest thereon on July 31, 1998 (the "Maturity Date").

     III. Prepayment. Maker shall have the right to prepay the indebtedness evidenced by this Note in whole or in part at any time without penalty or premium.

     IV. Mortgage Deed. This Note is being executed and delivered by Maker to Payee contemporaneously with the execution and delivery of a certain Mortgage and Security Agreement (the "Mortgage") bearing even date herewith from Maker, as Mortgagor to Payee, the other obligations of the Maker to the Payee (collectively the "Obligations") under the Mortgage and the other financing agreements (the "Financing Agreements") executed by Maker to or with Payee in conjunction therewith.

     V. Default, Etc. The occurrence of any one or more of the following events, circumstances, or conditions shall constitute a default hereunder: (i) failure of the Maker to pay to the Payee promptly, on the date when the same shall become due (whether at scheduled maturity, upon acceleration or otherwise) any part of the Obligations including, but not limited to, any installment of interest or any other fees or charges due under this Note or any other instrument evidencing or securing the Obligations and the continuation of

     DOCUMENTARY STAMP TAXES ON THIS NOTE HAVE BEEN PAID AND
              AFFIXED TO THE MORTGAGE SECURING SAME


such failure to pay for a period of ten (10) days; or (ii) the occurrence of any other default under this Note, the Mortgage, the Financing Agreements or any other document, instrument, agreement or security agreement executed by Maker to or with Payee in conjunction herewith and/or therewith and the continuation of such default following the giving of any notice and/or the expiration of any grace period which may be required and/or provided for herein or therein; or (iii) the occurrence of any default under any mortgage which is or may be prior to the lien of the Mortgage; or (iv) the filing or institution by or against Maker of any petition or proceeding under any state or federal bankruptcy, insolvency or other similar law, statue, etc.; or (v) [intentionally deleted]; or (vi) the failure, refusal or neglect on the part of Maker, promptly following the acquisition thereof by Maker, to subject to the lien of the mortgage and Financing Agreements any real property hereafter added to, and/or included as a part of, the "Demised Premises" referred to in those certain Long Term Leases between Maker, as "Lessor", and various condominium unit owners within the Century Village project in Pembroke Pines, Florida, as "Lessees" or "Individual Lessees", (it being understood and agreed that the lien of the Mortgage and Financing Agreements as it relates to such additional property must be equal in priority to the lien of the Mortgage and Financing Agreements as relates to the property encumbered thereby as of the date hereof), and the continuation of such failure, refusal or neglect for a period of thirty (30) days following written notice from Payee to Maker, provided, however, that if Maker shall be unable to cause such additional property to be subjected to such lien of the Mortgage and Financing Agreements within such thirty (30) day period, then Maker shall not be deemed to be in default hereunder so long as Maker shall have commenced diligent efforts prior to the expiration of such thirty (30) day period to cause such additional property to be subjected to such lien, and shall thereafter continue such efforts to completion. Upon or at any time after the occurrence of any such default, the indebtedness evidenced by this Note and/or any note(s) or other obligation(s) which may be taken in renewal, extension, substitution, or modification of all or any part of the indebtedness evidenced hereby and all other Obligations of the Maker to the Payee, howsoever created and existing, shall immediately become due and payable without demand upon or notice to the Maker, and the Payee shall be entitled to exercise the other remedies set forth in the Mortgage, the Financing Agreements or as provided by law.

     VI. Interest on Delinquent Payments. In the event that Maker shall fail to pay any installment of interest hereunder within four (4) business days following the date upon which such installment shall have first become due and payable, then, in such event, in addition to any and all other rights and remedies available to Payee hereunder, Payee shall be entitled to receive from Maker, and Maker shall be obligated to pay to Payee, interest on such unpaid installment computed from the original due date of such installment at the rate set forth in Paragraph I above, provided, however, that upon and following the occurrence of any default under this Note (including any default resulting from the continuation of Maker's failure to pay any installment of interest following the expiration of the ten (10) day grace period referred to in Clause (i) of Paragraph V above), interest on such unpaid installment of interest and on the outstanding principal balance of the indebtedness evidenced by this Note shall be computed at the Default Rate set forth in Paragraph XIII below.

     VII. Setoff, Etc. Upon the occurrence and during the continuance of any default hereunder, the Payee is authorized, without notice to the Maker (the giving of notice being expressly waived by the Maker) to set off and apply any indebtedness owing by the Payee to the Maker against the indebtedness evidenced by this Note, although such indebtedness then be contingent or unmatured. The Payee agrees to notify the Maker after any such setoff and application; provided, however, the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Payee under this Paragraph VII are in addition to other rights and remedies which the Payee may have.

     VIII. Transfer of Note, Etc. The Payee may transfer this Note and deliver to the transferee(s) all or any of the property then held by the Payee as security for the indebtedness evidenced by this Note and the transferee(s) shall thereupon become vested with all the powers and rights herein given to the Payee with respect thereto; and the Payee shall thereafter be forever relieved and fully discharged from any liability or responsibility in the matter, but the Payee shall retain all rights and powers hereby given with respect to any property not so transferred.

     IX. Waiver of Presentment, Etc. The Maker hereby waives presentment for payment, demand, notice of dishonor and protest and agrees that (a) any Collateral, lien and/or right of setoff securing any indebtedness evidenced by this Note may, from time to time, in whole or in part, be exchanged or released, and any person liable on or with respect to this Note may be released-- all without notice to or further reservations of rights against the Maker, and endorser, surety or guarantor and all without in any way affecting or releasing the liability of the Maker, any endorser, surety or guarantor, and (b) none of the terms or provisions hereof may be waived, altered, modified or amended except as the Payee may consent thereto in writing.

     X. Expenses, Etc. The Maker hereby agrees to pay all out-of-pocket costs and expenses, including reasonable attorneys' fees, incurred by the Payee in the collection of the indebtedness evidenced by this Note or in enforcing any of the rights, powers, remedies, and privileges of the Payee hereunder whether or not suit be brought.

     XI. Place of Payment, Etc. Both principal and interest of this Note shall be payable in lawful currency of the United States of America to the Payee at 13460 Southwest 10th Street, Pembroke Pines, Florida 33027, or such other address designated by Holder from time to time, in immediately available funds without deduction for or on account of any present or future taxes, duties or other charges levied or imposed on this Note, the proceeds hereof, or on the Maker or holder hereof by any government, or any instrumentality, authority or political subdivision thereof. The Maker agrees, upon the request of the Payee, to pay all such taxes (other than taxes on or measured by net income of the holder thereof), duties, and other charges in addition to the principal and interest evidenced by this Note.

     XII. Maximum Interest Rate, Etc. Nothing contained in this Note or any other instrument between the parties hereto shall be deemed to establish or require the payment of a rate of interest in excess of the lesser of (a) twenty-four and five-tenths percent (24.5%) per annum or (b) the maximum lending rate now or at any time hereafter permitted to be charged on similar loans or extensions of credit made by any lender or creditor in the State of Florida ("Maximum Rate"). In the event that the rate of interest so contracted to be paid should exceed the Maximum Rate, whether as a result of its terms, or as a result of a court of competent jurisdiction interpreting this Note so as to include Conditional Interest as interest for the purposes of usury, or as a result of fluctuation, acceleration of the maturity hereof or otherwise, the rate of interest to be paid hereunder shall be automatically reduced to the Maximum Rate and so much of any interest reserved, charged or taken as would cause the same to exceed the Maximum Rate shall be deemed not to be a credit against interest but rather a payment on account of and be automatically credited against outstanding principal evidenced hereby regardless of how the same may appear on the Payee's or the Maker's books or records or any memoranda of whatever nature evidencing the same; provided, however, no such application shall operate to cure or as a waiver of any event of default occasioning acceleration.

     XIII. Default Rate, Etc. Following the occurrence and during the continuance of any default hereunder, accrued interest and outstanding principal shall bear interest at an annual rate equal to the lesser of:

          (a) the maximum lending rate then permitted under Florida law; or

          (b)  the greater of:

               (i) the "Wall Street Journal Prime Rate" (as said term is hereinafter defined) plus five percent (5%) per annum; or

               (ii) fifteen percent (15%) per annum.

     As used herein, the term "Wall Street Journal Prime Rate" shall mean and refer to the so-called prime rate of interest as published by the Wall Street Journal from time to time. In the event that the Wall Street Journal shall cease to be published or shall cease to publish the prime rate of interest, then, in such event, the term "Wall Street Journal Prime Rate" shall be deemed to mean and refer to the prime rate of interest, as published by any other publication selected by the holder of this Note in the exercise of such holder's reasonable discretion.

     XIV. Governing Law, Etc. This Note was executed and delivered by Maker to Payee in the state of Florida. The Maker agrees that this Note shall be deemed to have been made under and shall be governed by the laws of the State of Florida in all respects, including matters of construction, validity, and performance. If any provision of this Note shall be deemed unenforceable under applicable law, such provision shall be ineffective, but only to the extent of such unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Note. All of the terms and provisions of this Note shall be applicable to and be binding upon each and every maker, endorser, surety, guarantor, all other persons who are or may become liable for the payment of the indebtedness evidenced hereby and their heirs, personal representatives, successors or assigns (provided, however, this reference to "assigns" shall not be deemed or construed to authorize or permit any assignment by the Maker).

                         C.V.P. COMMUNITY CENTER, INC.,
                         a Florida Corporation

                         By:    /s/ Jack Jaiven
                          ____________________________________
                               Jack Jaiven, Vice President




                                   (CORPORATE SEAL)





                                            EXHIBIT 10(iii)

                             ALLONGE



THIS ALLONGE IS ANNEXED TO AND FORMS A PART OF THAT CERTAIN PROMISSORY NOTE DATED MARCH 31, 1995 IN THE PRINCIPAL AMOUNT OF U.S. $5,000,000.00 EXECUTED BY C.V.P. COMMUNITY CENTER, INC., AS "MAKER", IN FAVOR OF HILCOAST DEVELOPMENT CORP., AS "PAYEE".

For value received, HILCOAST DEVELOPMENT CORP., a Delaware corporation ("ASSIGNOR"), does hereby assign, transfer and set over unto CV REIT, INC., a Delaware corporation ("ASSIGNEE"), all of ASSIGNOR'S rights, title and interest in, to and under that certain Promissory Note dated the 31st day of March, 1995 in the principal amount of FIVE MILLION AND NO/100 DOLLARS (U.S. $5,000,000.00), which said Promissory Note was made, executed and delivered by C.V.P. COMMUNITY CENTER, INC., a Florida corporation, as "MAKER", in favor of ASSIGNOR, as "PAYEE". ASSIGNOR does hereby further assign, transfer and set over unto ASSIGNEE all of ASSIGNOR's rights, title and interests in and to all sums due and to become due under said Promissory Note.

          IN WITNESS WHEREOF, ASSIGNOR has caused these presents to be executed in its name by its duly authorized officer(s) as of the 31st day of March, 1995.

                         HILCOAST DEVELOPMENT CORP.,
                          a Delaware corporation



                         BY:  /s/ Jack Jaiven
                         ____________________________________
                              Jack Jaiven, Vice President



                                   (CORPORATE SEAL)




                                            EXHIBIT 10(vi)


                         PROMISSORY NOTE
$10,000,000                                  November 5, 1986

     FOR VALUE RECEIVED, the undersigned, C.V.P. COMMUNITY CENTER, INC., a Florida corporation (hereinafter referred to as the "Borrower"), promises to pay to the order of LLOYDS BANK PLC, a banking corporation organized under the laws of England, acting through its Miami Agency (hereinafter referred to as the "Lender"; the Lender, and any subsequent holder(s) hereof, being hereinafter referred to collectively as the "Holder"), at the office of the Lender at One Biscayne Tower, Suite 3200, 2 South Biscayne Boulevard, Miami, Florida 33131, or at such other place as the Holder may designate to the Borrower in writing from time to time, the principal sum of Ten Million Dollars ($10,000,000) and to pay interest on the unpaid balance of said principal sum from time to time outstanding from the date hereof until payment in full, whether before or after maturity, in like funds and money at said office, payable and computed at the applicable Interest Rate as provided in the Loan Agreement hereinafter described, in lawful money of the United States of America which shall at the time of payment be legal tender in payment of all debts and dues, public and private.

     All payments hereon shall be credited first to accrued interest, next to any other sums due hereunder and the remainder to the unpaid principal balance, until all funds due hereunder have been paid in full.

     This Note may be prepaid in whole or in part at any time as provided in this Loan Agreement.

     It is expressly agreed that if there shall occur an Event of Default as defined in the Loan Agreement, then, and in such event, the principal indebtedness evidenced hereby, together with all unpaid interest accrued thereon, shall, at the option of the Holder and without further notice to the Borrower, at once become due and payable and may be collected forthwith, regardless of the stipulated date of maturity. Should any Event of Default occur and be continuing, interest shall accrue on the outstanding principal balance of this Note from the date of the Event of Default and for so long as such default continues, regardless of whether or not there has been an acceleration of the indebtedness evidenced hereby as set forth herein, at a rate equal to the Post-Default Rate as set forth in the Loan Agreement. All such interest shall be paid at the time of and as a condition precedent to the curing of such Event of Default should the Holder, at its sole option, allow such Event of Default to be cured. Time is of the essence of this Note. In the event this Note or any part thereof is collected by or through an attorney at law, the Borrower agrees to pay all costs of collection, including but not limited to, reasonable attorney's fees and court costs actually incurred.

          Presentment for payment, demand, protest and notice of demand, protest and nonpayment and all other notices other than as set forth herein or in the Loan Documents are hereby waived by the Borrower. No failure to accelerate the debt evidenced hereby by reason of default hereunder, acceptance of a past due installment, or indulgences granted from time to time shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of the Holder thereafter to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of such right of acceleration or any other right granted hereunder or by the laws of the State of Florida; and the Borrower hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing. No extension of time for the payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability of the Borrower under this Note, either in whole or in part unless the Holder agrees otherwise in writing. This Note may not be changed orally, but only in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

     The Borrower hereby waives and renounces for itself, its successors and assigns, all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement, exemption and homestead now provided, or which may hereafter be provided by the Constitution and laws of the United
States of America and of any state thereof, both as to itself and in and to all of its property, real and personal, against the enforcement and collection of the obligations evidenced by this Note.

     This Note is issued pursuant to that certain Loan Agreement, dated as of November 5, 1986 (the "Loan Agreement"), between the Borrower and the Lender, and is the Note as defined in the Loan Agreement. The indebtedness evidenced by this Note and the obligations created hereby are secured by, among other things, that certain Mortgage Deed and Security Agreement of even date herewith entered into between the Borrower and the Lender.

     It is the intention of the parties hereto to conform strictly to applicable usury laws as in effect from time to time. Accordingly, if any transactions contemplated hereby would be usurious under applicable law (including the laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable), then, in that event, notwithstanding anything to the contrary in this Note, or any other agreement entered into in connection with this Note, it is agreed that the aggregate of all consideration that constitutes interest under applicable law that is contracted for, charged, or received under this Note, or under any of the other aforesaid agreements or otherwise in connection with this Note shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited to the Borrower by the Holder that has contracted for, charged, or received such excess interest (or, if such consideration shall have been paid in full, such excess refunded to the Borrower by the Holder).
All sums paid, or agreed to be paid, to the Holder for the use, forbearance, and detention of the indebtedness of the Borrower by the Holder shall, to the extent permitted by applicable law, be amortized, pro rated, allocated, and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform, but does not exceed the Highest Lawful Rate, throughout the full term thereof. The maximum lawful interest rate, if any, referred to in the preceding portion of this paragraph that may accrue pursuant to this Note is referred to herein as the "Highest Lawful Rate". With respect to the Holder, if at any time the applicable Interest Rate that, for purposes of this paragraph only, shall be deemed to include any other fees, charges, or other forms of consideration which constitute interest under applicable law that is contracted for, charged, or received under this Note, or any other agreement entered into in connection with this Note, exceeds the Highest Lawful Rate, the rate of interest to accrue pursuant to this Note as to the Holder shall be limited, notwithstanding anything to the contrary in this Note, to the Highest Lawful Rate, but any subsequent reductions in the Interest Rate otherwise provided for herein shall not reduce the interest to accrue pursuant to this Note below the Highest Lawful Rate until the total amount of interest accrued with respect to the Holder pursuant to this Note equals the amount of interest that would have accrued with respect to the Holder if a varying rate per annum equal to the otherwise applicable Interest Rate had at all times been in effect. If the total amount of interest paid or accrued with respect to the Holder pursuant to this Note under the foregoing provisions is less than the total amount of interest that would have accrued with respect to the Holder if a varying rate per annum equal to the otherwise applicable Interest Rate had at all times been in effect, then the Borrower agrees to pay upon final maturity of this Note to the Holder an amount equal to the difference between (a) the lesser of (i) the amount of interest that would have accrued if the Highest Lawful Rate had at all times been in effect and (ii) the amount of interest that would have accrued if a varying rate per annum equal to the otherwise applicable Interest Rate had at all times been in effect, and (b) the amount of interest accrued in accordance with the other provisions of the Loan Agreement.

     This Note is intended as a contract under and shall be construed and enforceable in accordance with the laws of the State of Florida.

     Wherever possible, each provision of this instrument shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this instrument shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this instrument.

     As used herein the terms "Borrower", "Lender" and "Holder" shall be deemed to include their respective heirs, successors, legal representatives and assigns, whether by voluntary action of the parties or by operation of law. In the event that more than one person, firm or entity is a Borrower hereunder, then all references to "Borrower" shall be deemed to refer equally to each of said persons, firms, or entities, all of whom shall be jointly and severally liable for all of the obligations of the Borrower hereunder.

     IN WITNESS WHEREOF, the Borrower has executed this Note on the date first above written.

                         C.V.P. COMMUNITY CENTER, INC.

                         By   /s/  Morris L. Kramer
                         _____________________________________
                           Morris L. Kramer, Attorney-in-Fact

FOR VALUE RECEIVED, by this endorsement, Lloyds Bank, PLC (formerly known as Lloyds
Bank International Limited) hereby assigns all of its right, title and interest in and to this instrument to the Daiwa Bank, Ltd., without recourse.

PAY TO THE ORDER OF THE DAIWA BANK, LTD.

     LLOYDS BANK PLC

Title: Vice President & Manager

                    PAY TO THE ORDER OF CV REIT, INC.
                    WITHOUT RECOURSE


                    THE DAIWA BANK, LTD.

                    By:   /s/  William N. Paty
                    __________________________________________
                     William N. Paty, Vice President & Manager

                    By:   /s/  Thomas R. Sharpe
                    __________________________________________
                    Thomas R. Sharpe, Assistant Vice President




                                              EXHIBIT 10(vii)

                ABSOLUTE ASSIGNMENT OF MORTGAGES,
           PROMISSORY NOTE AND OTHER SECURITY DOCUMENTS


     THIS ASSIGNMENT, made this 17th day of March, 1995, by THE DAIWA BANK, LTD., a public limited company incorporated in Japan, acting through its Miami office located at One Biscayne Tower, Suite 3300, 2 South Biscayne Boulevard, Miami, Florida, 33131 (hereinafter referred to as the "Assignor"), in favor of CV REIT, INC., a Delaware corporation (hereinafter referred to as "Assignee"), having a place of business at 100 Century Boulevard, West Palm Beach, Florida, 33417.

                        W I T N E S E T H:

     WHEREAS, Assignor is the owner and holder by assignment from Lloyds Bank PLC, a banking corporation organized under the laws of England, of certain notes, mortgages and other security documents; and

     WHEREAS, Assignor desires to sell to Assignee and Assignee desires to purchase from Assignor, all of Assignor's rights, title and interest in the notes, mortgages and other security documents hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises, the sum of Ten and no/100 Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby grant, bargain, sell, assign, transfer and set over without recourse unto and in favor of Assignee, all of the rights, title and interest of the Assignor in and to the following:

     1. That certain Promissory Note dated an undated day of November, 1986, made and executed by C.V.P. Community Center, Inc., a Florida corporation, in favor of Lloyds Bank PLC, a banking corporation organized under the laws of England in the original principal sum of Ten Million and no/100 Dollars ($10,000,000.00) (hereinafter referred to as the "Note") and assigned to The Daiwa Bank, Ltd., by that certain unrecorded Assignment of Mortgages and Related Document dated March 1, 1990; and

     2. (a) That certain Mortgage made as of the 6th day of June, 1991, between C.V.P. Community Center, Inc., a Florida corporation, in favor of The Daiwa Bank, Ltd., a public limited company incorporated in Japan, which said Mortgage was recorded June 12, 1991, in Official Records Book 18465, Page 1, of the Public Records of Broward County, Florida, as affected by the certain Notice of Limitation on Mortgage Future Advance dated June 7, 1991, and executed by C.V.P. Community Center, Inc., a Florida corporation, and recorded June 12, 1991, in Official Records Book 18465, Page 100, of the Public Records of Broward County, Florida; and that certain Mortgage made as of the 6th day of June, 1991, between F.W.D.C., Inc., a Florida corporation, in favor of The Daiwa Bank, Ltd., a public limited company incorporated in Japan, which Mortgage was recorded June 12, 1991, in Official Records Book 18465, Page 57, of the Public Records of Broward County, Florida, as affected by that certain Notice of Limitation on Mortgage Future Advance dated June 7, 1991, and executed by F.W.D.C., Inc., a Florida corporation, and recorded June 12, 1991, in Official Records Book 18465, Page 116, of the Public Records of Broward County, Florida, by which the lien of the Mortgage was spread by that certain Mortgage Spreader Agreement dated March 3, 1992, and recorded April 15, 1992, in Official Records Book 19386, Page 856 of the Public Records of Broward County, Florida, together with;

          (b) That certain Mortgage Deed and Security Agreement made by C.V.P. Community Center, Inc., a Florida corporation, in favor of Lloyds Bank PLC, a banking corporation organized under the laws of England, and recorded October 22, 1990 in Official Records Book 17855, Page 207, of the Public Records of Broward County, Florida, which Mortgage was assigned to The Daiwa Bank, Ltd., pursuant to an Assignment of Mortgage dated October 18, 1990, and recorded October 22, 1990, in Official Records Book 17855, Page 242, of the Public Records of Broward County, Florida, as affected by that certain Notice of Limitation on Mortgage Future advance executed by C.V.P. Community Center, Inc., June 7, 1991, and recorded June 12, 1991, in Official Records Book 18465, Page 89, of the Public Records of Broward County, Florida, by which the lien of the Mortgage was spread by that certain Mortgage Spreader Agreement dated March 3, 1992, and recorded April 15, 1992, in Official Records Book 19386, Page 856 of the Public Records of Broward County, Florida (the foregoing hereinafter sometimes referred to collectively as the "Mortgages"); and

     3. That certain Loan Agreement between C.V.P. Community Center, Inc., a Florida corporation, and Lloyds Bank PLC, a Banking corporation organized under the laws of England, dated as of November 5, 1986, pursuant to which Lloyds Bank PLC, made a Ten Million and no/100 Dollars ($10,000,000.00) term loan to C.V.P. Community Center, Inc., and as amended by that certain First Amendment to Loan Agreement dated as of June 6, 1991, by and among C.V.P. Community Center Inc., a Florida corporation, Cenvill Development Corp., a Delaware corporation, Cenvill Properties, Inc., a Delaware corporation, and The Daiwa Bank, Ltd., a public limited company incorporated in Japan, as affected by that certain Subordination Agreement dated as of June 6, 1991, by and among C.V.P. Community Center, Inc., a Florida corporation, CV Reit, Inc., a Delaware corporation, and The Daiwa Bank, Ltd., a public limited company incorporated in Japan, and dated as of June 6, 1991, and recorded June 12, 1991, in Official Records Book 18465, Page 199, of the Public Records of Broward County, Florida, as affected by that certain Amendment to Subordination Agreement dated as of July 31, 1992, by and among C.V.P. Community Center, Inc., a Florida corporation, CV Reit, Inc., a Delaware corporation, and The Daiwa Bank, Ltd., a public limited company incorporated in Japan, and recorded July 31, 1992, in Official Records Book 19737, Page 664, of the Public Records of Broward County, Florida (the foregoing being hereinafter referred to as the "Loan Agreement"); and

     4. That certain Assignment of Leases and Rentals made as of the 5th day of November, 1986, by C.V.P. Community Center, Inc., a Florida corporation, to Lloyds Bank Plc, a banking corporation organized under the laws of England, as assigned to The Daiwa Bank, Ltd., by that certain unrecorded Assignment of Mortgages and Related Document dated March 1, 1990; and

     5. That certain Negative Pledge Agreement made by C.V.P. Community Center, Inc., a Florida corporation as Pledgor in favor of Lloyds Bank Plc, which was recorded November 17, 1986, in Official Records Book 13908, Page 74, of the Public Records of Broward County, Florida, as assigned to The Daiwa Bank, Ltd., a public limited company incorporated in Japan, by that certain Assignment of Negative Pledge Agreement dated March 1, 1990, and recorded March 10, 1990, in Official Records Book 17321, Page 425, of the Public Records of Broward County, Florida; and

     6.   That certain Guarantee Agreement dated as of June 6,
1991, by F.W.D.C., Inc., a Florida corporation, in favor of The
Daiwa Bank, Ltd., a public limited company incorporated in Japan;
and

     7.   That certain Hazardous Material Guarantee and
Indemnification Agreement dated as of June 6, 1991, executed by F.W.D.C., Inc., a Florida corporation, in favor of The Daiwa Bank, Ltd., a public limited company incorporated in Japan; and


     8.   That certain Hazardous Material Guarantee and
Indemnification Agreement dated as of June 6, 1991, executed by C.V.P. Community Center Inc., a Florida corporation, in favor of The Daiwa Bank, Ltd., a public limited company incorporated in Japan; and

     9. That certain Pledge Agreement executed by C.V.P. Community Center, Inc., a Florida corporation, in favor of The Daiwa Bank, Ltd., a public limited company incorporated in Japan, and as consented to by First Union National Bank of Florida, N.A., as the depository and dated an undated day of June, 1991; and

     10. That certain Consent and Composite Amendment Agreement made as of the 19th day of June, 1992, by and among C.V.P. Community Center, Inc., a Florida corporation, Cenvill Development Corp., a Delaware corporation, Cenvill Properties, Inc., a Delaware corporation, F.W.D.C., Inc., a Florida corporation, CV Reit, Inc., a Delaware corporation, and The Daiwa Bank, Ltd., a public limited company incorporated in Japan; and

     11. That certain Letter Agreement dated July 31, 1992, by and among C.V.P. Community Center, Inc., a Florida corporation, Cenvill Development Corp., a Delaware corporation, Cenvill Properties, Inc., a Delaware corporation, F.W.D.C., Inc., a Florida corporation, CV Reit, Inc., a Delaware corporation, Hilcoast Development Corp., a Delaware corporation, and Newcen Golf Course, Inc., a Florida corporation, and The Daiwa Bank, Ltd., a public limited company incorporated in Japan; and

     12. That certain Agreement made as of the 31st day of July, 1992, by and among CV Reit, Inc., a Delaware corporation, Hilcoast Development Corp., a Delaware corporation, and The Daiwa Bank,
Ltd., a public limited company incorporated in Japan; and

     13. That certain Assumption and Modification of Stock Pledge Agreement dated the 31st day of July, 1992, between Hilcoast
Development Corp., a Delaware corporation, and The Daiwa Bank,
Ltd., a public limited company incorporated in Japan; and

     14.  That certain Hazardous Material Guarantee and
Indemnification Agreement dated as of July 31, 1992, between Newcen Golf Course, Inc., a Florida corporation, in favor of The Daiwa
Bank, Ltd., a public limited company incorporated in Japan; and

     15. (a) That certain UCC-1 Financing Statement made by C.V.P. Community Center, Inc., a Florida corporation, in favor of The Daiwa Bank, Ltd., a public limited company incorporated in Japan, recorded June 12, 1991, in Official Records Book 18465, Page 41, of the Public Records of Broward County, Florida; together with

          (b) That certain UCC-1 Financing Statement made by F.W.D.C., Inc., a Florida corporation, in favor of The Daiwa Bank, Ltd., a public limited company incorporated in Japan, recorded June 12, 1991, in Official Records Book 18465, Page 86, of the Public Records of Broward County, Florida; and

          (c) That certain UCC-1 Financing Statement made by C.V.P. Community Center, Inc., a Florida corporation, in favor of Lloyds Bank Plc, a banking corporation organized under the laws of England, and recorded October 29, 1990, in Official Records Book 17873, Page 783, of the public Records of Broward County, Florida, as assigned to The Daiwa Bank, Ltd., by UCC-3 Statement of Change filed in Official Records Book 17873, Page 786, of the Public Records of Broward County, Florida; and

          (d) That certain UCC-1 Financing Statement made by C.V.P. Community Center, Inc., a Florida corporation, in favor of The Daiwa Bank, Ltd., a public limited company incorporated in Japan, filed with the Secretary of State, State of Florida, October 31, 1990, under File #90-0000275859, as amended by that certain UCC-3 Statement of Change filed June 25, 1992, with the Secretary of State, State of Florida, under File #92-0000128157 (the foregoing being hereinafter collectively referred to as the "Financing Statements"); and

     16. The monies and obligations due and to become due under the Note, together with all interest payable thereunder, and the right to receive and retain all payments and all other distributions of any kind or nature under the Note, Mortgages, Financing Statements and all other agreements and documents referenced hereinabove; and

     17. All other instruments, certificates, documents and agreements evidencing the rights of Assignor and obligations due to Assignor as the same pertains or is related to the foregoing; and

     18. All of the foregoing rights, title and interest of the Assignor in and to the Note, Mortgages, Financing Statements and other documents and agreements as described hereinabove and hereby assigned to Assignee (as sometimes hereinafter collectively referred to as the "Assigned Assets").

     The Assignor hereby represents and warrants to the Assignee, that as of the date hereof, the principal sum of Two Million Six Hundred Fifty Thousand and no/100 Dollars ($2,650,000.00) plus accrued interest from the 1st day of March 1995, is owing and unpaid under the Note hereby assigned, and that to the best of Assignor's actual knowledge there exists no default in payment of principal and interest due to Assignor under the Assigned Assets.

     The Assignor hereby represents and warrants to the Assignee that the Assignor (i) has full legal right, power and authority to execute and deliver this Assignment and to consummate all of the transactions contemplated herein; (ii) this Assignment constitutes the authorized valid and legal binding obligation of the Assignor, enforceable in accordance with its terms; (iii) that the person who has executed this Assignment is fully and lawfully authorized and empowered to cause the Assignor to enter into and consummate this Assignment; and (iv) that it has not pledged, hypothecated or transferred the Assigned Assets.

     This Assignment shall be governed by and construed in accordance with the Laws of the State of Florida.


Signed, sealed and delivered  THE DAIWA BANK, LTD., a public
in the presence of:           limited company incorporated
                              in Japan

  /s/  Ana C. Bolduc             By: /s/  William N. Paty
___________________________      __________________________________
   Vice President                Its:  Vice President & Manager

 /s/   Ana B. Bolduc             By: /s/  Thomas R. Sharpe
___________________________      __________________________________
   Vice President                Its:  Assistant Vice President



STATE OF FLORIDA )
                 )ss:
COUNTY OF DADE   )

     I HEREBY CERTIFY that on this day, before me, an officer duly authorized to administer oaths and take acknowledgments, personally appeared William N. Paty and Thomas R. Sharpe, known to me to be the Vice President & Manager and Assistant Vice President, of THE DAIWA BANK, LTD., a public limited company incorporated in Japan, in whose name the foregoing instrument was executed, and that they severally acknowledged executing the same for such corporation, freely and voluntarily, under authority duly vested in them by said corporation, that they are personally known to me and that an oath was taken.

     WITNESS my hand and official seal in the County and State last aforesaid this 15th day of March, 1995.

                            /s/ Sammie Jo Bomse
                         _____________________________________
                              NOTARY PUBLIC

                         My Commission Expires:  Feb.20,1998
                               Commission No. CC349169
  (seal)




                   ACKNOWLEDGMENT OF ASSIGNMENT


     The undersigned, CV REIT, INC., a Delaware corporation, hereby acknowledges the foregoing Assignment.


Signed, sealed and delivered       CV REIT, INC.,
in the presence of:                a Delaware corporation


  /s/  Erica Reese                     By:  /s/  Alvin Wilensky
___________________________        ___________________________
                                          Its:  President
  /s/  Tracy Lee Longo
___________________________



STATE OF FLORIDA     )
                     )ss:
COUNTY OF PALM BEACH )



     I HEREBY CERTIFY that on this day, before me, an officer duly authorized to administer oaths and take acknowledgments, personally appeared Alvin Wilensky, known to me to be the President of CV REIT, INC., a Delaware corportion, in whose name the foregoing instrument was executed, and that he/she severally acknowledged executing the same for such corporation, freely and voluntarily, under authority duly vested in him/her by said corporation, that the seal affixed thereto is the true corporate seal of said corporation, that he/she is personally known to me and that an oath was taken.


     WITNESS my hand and official seal in the County and State last aforesaid this 17th day of March, 1995.

                            /s/ Joanne M. Capuano
                         _____________________________________
                              NOTARY PUBLIC

                         My Commission Expires:  July 1, 1995
                               Commission No. CC247641
  (seal)